Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

2000 AVENUE OF THE STARS

LOS ANGELES, CALIFORNIA 90067-4732 ___________ TEL: (213) 687-5000 FAX: (213) 687-5600 www.skadden.com March 19, 2026

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Assembly Biosciences, Inc.

Two Tower Place, 7th Floor

South San Francisco, California 94080

Re:	Assembly Biosciences, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to Assembly Biosciences, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) on the date hereof, relating to the registration by the Company of an aggregate of 19,863 shares (the “2014 Plan Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”) for issuance pursuant to the Assembly Biosciences, Inc. 2014 Stock Incentive Plan, effective as of September 17, 2014 (the “2014 Original Plan”), as amended and restated by the Amended and Restated 2014 Stock Incentive Plan, effective as of June 2, 2016 (the “Amended and Restated 2014 Plan”), and as further amended by the Omnibus Amendment to the 2014 Plan, effective as of March 11, 2020 (the “Omnibus Amendment” and, collectively with the 2014 Original Plan and the Amended and Restated 2014 Plan, the “2014 Plan”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the Registration Statement;

Assembly Biosciences, Inc.

March 19, 2026

(b) an executed copy of a certificate, dated the date hereof, of John Gunderson, Vice President, General Counsel and Corporate Secretary of the Company (the “Secretary’s Certificate”);

(c) copies of the Company’s (i) Third Amended and Restated Certificate of Incorporation, as amended, (ii) Fourth Amended and Restated Certificate of Incorporation, and (iii) Sixth Amended and Restated Certificate of Incorporation, as amended, certified by the Secretary of State of the State of Delaware as of March 18, 2026 (the “Current Charter”), and, in each case, certified pursuant to the Secretary’s Certificate as being in effect on the date of the respective resolutions referred to below and, in the case of the Current Charter, as of the date hereof;

(d) a copy of the Company’s (i) Amended and Restated Bylaws, (ii) Amended and Restated Bylaws, as amended, and (iii) Amended and Restated Bylaws (the “Current Bylaws”) and, in each case, certified pursuant to the Secretary’s Certificate as being in effect on the date of the respective resolutions referred to below and, in the case of the Current Bylaws, as of the date hereof;

(e) copies of certain resolutions of the Board of Directors of the Company, certified pursuant to the Secretary’s Certificate;

(f) copies of the 2014 Original Plan, the Amended and Restated 2014 Plan and the Omnibus Amendment; and

(g) the forms of award agreements under the 2014 Plan.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the Current Charter.

Assembly Biosciences, Inc.

March 19, 2026

In rendering the opinions stated herein, we have also assumed that: (i) an appropriate account statement evidencing the 2014 Plan Shares credited to a recipient’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent, (ii) the issuance of the 2014 Plan Shares has been properly recorded in the books and records of the Company, (iii) each award agreement pursuant to which rights to acquire 2014 Plan Shares or other awards are granted pursuant to the 2014 Plan will be consistent with the 2014 Plan and will be duly authorized, executed and delivered by the parties thereto, (iv) the consideration received by the Company for each of the 2014 Plan Shares delivered pursuant to the 2014 Plan shall not be less than the per share par value of the 2014 Plan Shares, (v) the Company’s issuance of the 2014 Plan Shares does not and will not (a) except to the extent expressly stated in the opinions contained herein, violate any statute to which the Company or such issuance is subject, or (b) constitute a violation of, or a breach under, or require the consent or approval of any other person under, any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Current Charter and the Current Bylaws although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such instruments) and that the Company will continue to have sufficient authorized shares of Common Stock, and (vi) the Company’s authorized capital stock is as set forth in the Current Charter and we have relied solely on the certified copy thereof issued by the Secretary of State of the State of Delaware and have not made any other inquiries or investigations.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the 2014 Plan Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when issued, delivered and paid for in accordance with the terms of the 2014 Plan and the respective award agreement, the 2014 Plan Shares will be validly issued, fully paid and nonassessable.

Assembly Biosciences, Inc.

March 19, 2026

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP